Exhibit 4(a)(2)

Pacific Life & Annuity Company [700 Newport Center Drive Newport Beach, CA 92660 (800) 722-4448]
READ YOUR CONTRACT CAREFULLY
This is a legal contract between you (the “Owner”) and Pacific Life & Annuity Company, a stock company, (hereinafter referred to as “we”, “us”, “our” and the “Company”).
We agree to pay the benefits provided under this Contract, subject to its provisions.
We have issued this Contract in consideration of the application and payment of the Initial Purchase Payment.
BENEFITS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED UPON THE EXPERIENCE OF THE SEPARATE ACCOUNT AND ARE VARIABLE. THESE AMOUNTS MAY INCREASE OR DECREASE IN VALUE BASED ON INVESTMENT RESULTS, AND ARE NOT GUARANTEED AS TO A DOLLAR AMOUNT. THE DETAILS OF THE VARIABLE PROVISIONS BEGIN ON PAGE 10.
THE DEATH BENEFIT PROVIDED UNDER THIS CONTRACT WILL BE REDUCED BY ANY RECAPTURE MADE IN ACCORDANCE WITH THE RECAPTURE OF CREDIT ENHANCEMENT PROVISION.
Right to Cancel – You may return this Contract within ten (10) days after you receive it. To do so, mail it to us at our Service Center or to the agent who sold it to you (the “date of surrender”). No withdrawal charge will be imposed and we will refund the Contract Value as of the date of surrender, including any fees or charges for premium taxes and/or other taxes that were deducted from Purchase Payments and/or the Contract Value, minus any Credit Enhancements applied to the Contract.
Signed for the Company at Newport Beach, California, to be effective as of the Contract Date.
PACIFIC LIFE & ANNUITY COMPANY
[

Chairman and Chief Executive Officer	Secretary ]
The smallest gross annual rate of return needed for the dollar amount of the variable annuity payments to not decrease is equal to the sum of the assumed interest rate (AIR) of 4% and all product fees and charges. The fees and charges would include the Mortality and Expense Risk charge of 1.45% and the Administrative Fee of 0.15%. Thus, the total gross annual rate of return would need to be at least 5.60% (net of fund level expenses).
Pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages currently are not recognized for purposes of federal law. Therefore, the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Internal Revenue Code sections 72(s) and 401(a)(9) are currently NOT available to a same-sex spouse. Same-sex spouses who own or are considering the purchase of annuity products that provide benefits based upon status as a spouse should consult a tax advisor. To the extent that an annuity contract or certificate accords to spouses other rights or benefits that are not affected by DOMA, same-sex spouses remain entitled to such rights or benefits to the same extent as any annuity holder’s spouse.
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Withdrawal Charges Waived in Specific Instances
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating
10-2221

10-1221	2

CONTRACT SPECIFICATIONS
Contract Data

Contract Number:	[VR99999999]

Contract Type:	[Non-Qualified]

Minimum Purchase Payment Amount:
[$10,000]

Owner(s):	[John Doe]
[Jane Doe]

Annuitant(s):	[John Doe]
[Jane Doe]

Annuity Date:	[01-01-2027]

Contract Date:	[01-01-2009]

Initial Purchase Payment:	[$500,000]

Maximum Purchase Payment Amount:	[$1,000,000]

Annuitant’s Age:	[35]
[35]

Annuitant’s Sex:	[Male]
[Female]
Credit Enhancement

Total Purchase Payments
Less Total Withdrawals	Credit Enhancement
Less than $100,000	[4.0%]
$100,000 or more	[5.0%]
Fees & Charges

M&E Risk Charge:	1.45%

Administrative Fee:	0.15%
Annual Fee:	$30.00
Withdrawal Charges

Age of Purchase
Payment in
Contract Years	Withdrawal Charge %
1	9%
2	9%
3	8%
4	7%
5	6%
6	5%
7	4%
8	2%
9 and Later	0%
Optional Riders

Name	Annual Charge %	Maximum Annual Charge %
[Stepped-Up Death Benefit Rider	0.20%]	0.20%
[Guaranteed Withdrawal Benefit V Rider – Single Life	0.60%]	1.50%
[Guaranteed Withdrawal Benefit V Rider – Joint Life	0.80%]	1.75%
[Guaranteed Withdrawal Benefit VII Rider – Single Life	0.30%]	1.20%
[Guaranteed Withdrawal Benefit VII Rider – Joint Life	0.50%]	1.50%
[Guaranteed Withdrawal Benefit IV Rider	0.85%]	1.50%
[Income Access Rider	0.75%]	0.75%
[Guaranteed Protection Advantage 3 Rider	0.95%]	1.00%
For a complete description of the charges, fees and deductions shown above and other applicable fees and charges, refer to the Charges, Fees and Deductions section of the Contract or the Annual Charge provision of the Optional Rider(s) shown above, if applicable.

10-2221	3A

CONTRACT SPECIFICATIONS
Investment Options

[Floating Rate Loan]	[Small-Cap Growth]	[International Small-Cap]
[Cash Management]	[Equity Index]	[Technology]
[High Yield Bond]	[Mid-Cap Value]	[International Value]
[Managed Bond]	[Small-Cap Index]	[Health Sciences]
[Inflation Managed]	[American Funds® Growth Income]	[International Large-Cap]
[Short Duration Bond]	[American Funds® Growth]	[Real Estate]
[Diversified Bond]	[Large-Cap Value]	[Emerging Markets]
[Inflation Protected]	[Small-Cap Equity]
[Comstock]
[Long/Short Large-Cap]
[Growth LT]
[Focused 30]
[Mid-Cap Equity]
[Mid-Cap Growth]
[Small-Cap Value]
[Main Street® Core]
[Dividend Growth]
[Large-Cap Growth]
[AllianceBernstein VPS Balanced Wealth Strategy]
[BlackRock Global Allocation V.I. Fund]
[American Funds® Asset Allocation]
[Franklin Templeton VIP Founding Funds]
[GE Investments Total Return Fund]
[Invesco V.I. Balanced-Risk Allocation Fund]
[MFS Total Return Series]
[Pacific Dynamix – Conservative Growth]
[Pacific Dynamix – Moderate Growth]
[Pacific Dynamix – Growth]
[Portfolio Optimization Conservative]
[Portfolio Optimization Moderate-Conservative]
[Portfolio Optimization Moderate]
[Portfolio Optimization Growth]
[Portfolio Optimization Aggressive Growth]
[PIMCO Global Multi-Asset Portfolio]
DCA Plus Fixed Option Guarantee Terms and Rates

6 Mos.	[4.00%]	*
12 Mos.	[3.00%]	*
*Minimum Guaranteed Interest Rate is [3.00%] per year.

Service Center
Send Forms and written requests to:	Send Payments to:
Pacific Life & Annuity Company	Pacific Life & Annuity Company
P.O. Box 2829	P.O. Box 2736
Omaha, Nebraska 68103-2829	Omaha, Nebraska 68103-2736
Hours: Between 6:00 am and 5:00 pm, Pacific Standard Time.
Toll-Free Number for Contract Owners: [1-800-748-6907]
Toll-Free Number for Registered Representatives: [1-800-748-6907]
Please use our toll-free number to present inquiries or obtain information about your coverage and for us to provide assistance in resolving complaints or you may call your state insurance department.

10-2221	3B

DEFINITION OF TERMS
Account Value – The amount of the Contract Value allocated to any one of the Investment Options.
Add-In Amount – The amount added by us, if applicable, to the Contract Value on the Notice Date to set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit.
Age – The Owner’s or Annuitant’s age, as applicable, at his or her last birthday.
Annuitant – The person you name on whose life annuity payments may be determined. An Annuitant’s life may also be used to determine certain increases in death benefits and to determine the Annuity Date. If you designate Joint Annuitants or a Contingent Annuitant, “Annuitant” means the sole surviving Annuitant, unless otherwise stated. If the Contract is owned by a Non-Natural Owner, you may not designate a Joint or Contingent Annuitant. Any named Annuitant, Joint Annuitant, or Contingent Annuitant must be under Age 81 as of the Contract Date. If the Contract is a Non-Qualified Contract, you cannot change the Annuitant or change or add a Joint Annuitant. If the Contract is a Qualified Contract, you may add a Joint Annuitant only on the Annuity Date.
Annuity Date (“Annuity Start Date”) – The date shown in the Contract Specifications, or the date you later elect, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.
Annuity Options – Income options available for a series of payments after the Annuity Date.
Beneficiary – The person you name who may receive any death benefit proceeds or any remaining annuity benefits in accordance with the provisions of this Contract.
Business Day – Any day on which the value of an amount invested in a Subaccount is required to be determined by applicable law which currently includes each day that both the New York Stock Exchange is open for trading and our administrative offices are open. If any transaction or event under this Contract is scheduled to occur on a day that does not exist in a given calendar period, or on a day that is not a Business Day, such transaction or event will be deemed to occur on the next following Business Day, unless otherwise stated.
Calendar Year – A one-year period beginning January 1 and ending December 31.
Code – The Internal Revenue Code of 1986, as amended.
Contingent Annuitant – The person, if any, you select to become the Annuitant if the Annuitant dies before the Annuity Date. You may add or change the Contingent Annuitant prior to the Annuity Date provided the Contingent Annuitant is not the sole surviving Annuitant. Any Contingent Annuitant you name must be under Age 81 as of the Contract Date. If you add or change a Contingent Annuitant after the Contract is issued, any newly-named or added Contingent Annuitant must be under Age 81 at the time of such change or addition. If the Contract is owned by a Non-Natural Owner, you may not designate a Contingent Annuitant.
Contingent Beneficiary – The person, if any, you select to become the Beneficiary if the Beneficiary dies.
Contract Anniversary – The same date, in each subsequent year, as the Contract Date.
Contract Date – The date we issued this Contract, as shown in the Contract Specifications. Contract Years, Contract Anniversaries, Contract Semiannual Periods, Contract Quarters and Contract Months are measured from the Contract Date.

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Contract Debt – As of the end of any Business Day, the principal amount you have outstanding on any loan under this Contract, plus any accrued and unpaid interest.
Contract Value – As of the end of any Business Day, the Contract Value is equal to the sum of the Variable Account Value plus any Loan Account Value. The Contract Value includes the value of any Credit Enhancements applied to the Contract.
Credit Enhancement – An amount added to the Contract Value at the time a Purchase Payment is applied. All Credit Enhancements will be considered earnings under the Contract.
General Account – The General Account consists of our assets, other than those assets allocated to Separate Account A or to any of our other separate accounts.
Investment Option – A Variable Account offered under the Contract.
Loan Account – The account in which the amount equal to the principal amount of a loan and any interest accrued is held to secure any Contract Debt.
Loan Account Value – The amount, including any interest accrued, held in the Loan Account to secure any Contract Debt.
Net Contract Value – The Contract Value less any Contract Debt.
Non-Natural Owner – A corporation or other entity that is not a (natural) person.
Non-Qualified Contract – A Contract other than a Qualified Contract.
Notice Date – The day on which we receive, in a form satisfactory to us, proof of death and instructions satisfactory to us regarding payment of death benefit proceeds.
Owner – The person(s) who has (have) all rights under this Contract. If the Contract names two Owners, Owner means both Owners (“Joint Owners”). Any named Owner must be under Age 81 as of the Contract Date. If the Contract allows you to change or add Owners after the Contract is issued, any newly-named or added Owners, including Joint Owners, must be under Age 81 at the time of such change or addition.
Primary Annuitant – The individual that is named in the Contract, the events in the life of whom are of primary importance in affecting the timing or amount of the payout under the Contract.
Purchase Payment – An amount paid to us, by or on behalf of an Owner, as consideration for the benefits provided under this Contract.
Qualified Contract – A Contract that qualifies under the Code as an individual retirement annuity (“IRA”) or a Contract purchased under a Qualified Plan that qualifies for special tax treatment under the Code.
Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401, 403, 408, or 408A of the Code.
SEC – Securities and Exchange Commission.
Separate Account or Separate Account A – The Company’s Separate Account, registered as a unit investment trust under the Investment Company Act of 1940, as amended (“1940 Act”).
Service Center – Our mailing address shown in the Contract Specifications. We will notify you of any change in our mailing address.

10-2221	5

Subaccount – An investment division of the Separate Account. Each Subaccount, (a “Variable Investment Option” or “Variable Account”) invests its assets in a separate series or class of shares of a designated investment company.
Subaccount Annuity Unit (“Annuity Units”) – Annuity Units are used to measure variation in variable annuity payments. The amount of each variable annuity payment (after the first payment) will vary with the value and number of the Annuity Units in each Subaccount.
Subaccount Unit – Subaccount Units are used to measure the Variable Account Value in that Subaccount.
Unit Value – The value of a Subaccount Unit (“Subaccount Unit Value”) or Subaccount Annuity Unit (“Subaccount Annuity Unit Value”). The Unit Value of any Subaccount is subject to change on any Business Day. The fluctuations in value reflect investment results and daily deductions for the mortality and expense risk charge and administrative fee. Changes in Subaccount Annuity Unit Values also reflect an additional adjustment factor that corrects for an assumed investment return. The Unit Value of a Subaccount Unit and of a Subaccount Annuity Unit are determined each Business Day.
Variable Account (“Variable Investment Option”) – A Subaccount of the Separate Account or any separate account of ours which is available under the Contract in which the assets of the Company are segregated from the assets in our General Account and from the assets in our other separate accounts.
Variable Account Value (“Subaccount Value”) – The aggregate amount of the Contract Value allocated to the Variable Accounts.
You and Your – The person or persons named as Owner(s) in the Contract Specifications. If there are Joint Owners, you and your mean both Joint Owners.

10-2221	6

GENERAL PROVISIONS
Report to Owner(s) – At least once per year prior to the Annuity Date, we will provide you with a report that will show the beginning and ending dates of the current report period, the Contract Value at the beginning and end of the report period, the Full Withdrawal Value at the end of the report period, and the transactions (i.e., Purchase Payments received, loan repayments, if applicable, transfers, withdrawals, additional amounts credited and/or charges and/or fees incurred since the last report) and any other information that may be required. After the Annuity Date, we will provide you with any information that may be required. Additional status reports are available upon request at no charge.
Payments, Instructions and Requests – Unless this Contract provides otherwise, all Purchase Payments, loan repayments (if applicable), instructions and requests must be received in a form satisfactory to us at our Service Center. Any subsequent Purchase Payments, loan repayments (if applicable) and requests for loans (if applicable), transfers or withdrawals received by us on any Business Day usually will be processed the same Business Day, unless the transaction or event is scheduled to occur on another day.
Generally, all other instructions and requests normally will be effective as of the end of the Business Day following the day such instructions and requests are received, in a form satisfactory to us, unless the transaction or event is scheduled to occur on another day. We may require that you provide signature guarantees or other safeguards for any instruction, request or other document you may send to our Service Center. You acknowledge and agree that we will not be liable for any loss, liability, cost or expense of any kind or character for acting on instructions or requests submitted to us that we reasonably believe to be genuine.
Any change in Owner, if permitted under the Contract, will be effective, unless otherwise specified by the Owner, on the date such change is signed, subject to any payments made or actions taken by us prior to our receipt of the notice.
Entire Contract – This Contract, the attached application and any attached riders and endorsements, constitute the entire Contract, and supersede any and all prior agreements, whether oral or written, about the terms of this Contract and the application. All statements made by or by the authority of the applicant in the application are representations and not warranties.
Contract Modifications – Modifications to this Contract or any waiver of our rights or requirements under this Contract can only be made if in writing by an authorized officer of the Company. This Contract is intended to qualify as an annuity contract for federal income tax purposes. In addition, if this Contract is a Qualified Contract, this Contract is intended to qualify as part of a Qualified Plan. To that end, the provisions of this Contract are to be interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. Subject to any required regulatory approval, we may modify this Contract without the Owner’s consent and/or our administrative procedures to reflect any clarifications that may be needed or are appropriate to maintain its tax qualification or to conform this Contract to any applicable changes in the tax qualification requirements.
Basis of Values – A detailed statement showing how values are determined has been filed with the New York State Insurance Department. All values and reserves are at least equal to those required by the laws of the state of New York
Minimum Benefits – The benefits provided under this contract are not less than the minimum benefits required by New York. Such benefits may be altered by increases and/or decreases in the investment performance of the variable Investment Options, loans and loan repayments, and partial or full withdrawals as described in the applicable sections of this Contract.
Claims of Creditors – The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent permitted by law.
Removal of Beneficiary or Contingent Annuitant – You may remove a Beneficiary or Contingent Annuitant from this Contract by providing written instructions satisfactory to us to our Service Center. Any change in Beneficiary or Contingent Annuitant will be effective on the date such change is signed, subject to any payments made or actions taken by us prior to our receipt of the notice.

10-2221	7

Ownership – This Contract belongs to the Owner. The Owner is entitled to exercise all rights available under this Contract. If this Contract names two Owners, both Owners must join in any request to exercise these rights. The Owner may exercise these rights without the consent of the Beneficiary or any other person, except as otherwise required by law. If your Contract is Non-Qualified, you may change Contract ownership at any time while the Annuitant is living and prior to your Annuity Date. Any change in Owner will be effective on the date such change is signed, subject to any payments made or actions taken by us prior to our receipt of the notice.
Assignment – You may assign all rights and benefits under this Contract before the Annuity Date. The assignment must be in writing in a form satisfactory to us. The assignment is effective on the date the notice of assignment is signed, subject to any payments made or actions taken by us prior to our receipt of the notice. We are not responsible for the validity of any assignment. If the Contract has been absolutely assigned, the assignee becomes the Owner. You should consult with your tax adviser to determine the tax consequences of an assignment before taking any action.
Delay of Payments – Generally, we will pay any amounts due from the Contract within seven (7) days after our receipt of the request, in a form satisfactory to us. Payments or transfers to or from a Variable Account may be delayed after our receipt of the request under certain circumstances. These include:
•	a closing of the New York Stock Exchange other than on a regular holiday or weekend;

•	a trading restriction by the SEC; or

•	an emergency declared by the SEC.
We may delay payments or transfers from our General Account (which would include payment of the withdrawal proceeds and loans) for up to six (6) months after the requested effective date of the transaction. If payment is delayed, we will credit the delayed amount with any interest required by law.
If you make any Purchase Payment by check, other than a cashier’s check, we may delay making payments to you until your check has cleared.
Incontestability – After this Contract has been issued, we will not contest the validity of this Contract other than for statements relating to age, sex, or identity.
Misstatement of Age and/or Sex – We may require proof of the Annuitant’s or Owner’s Age and/or sex before any payments associated with the death benefit proceeds are made. If the Age and/or sex of the Annuitant or Owner is incorrectly stated, we will base any such payment associated with the death benefit proceeds on the Annuitant’s or Owner’s correct Age and/or sex.
We may require proof of the Annuitant’s Age and/or sex before starting annuity payments. If the Age and/or sex (or both) of the Annuitant is incorrectly stated, we will correct the amount payable, based upon the Annuitant’s correct Age and/or sex, if applicable. If we make the correction after annuity payments have started and we have made overpayments, we will deduct the amount of the overpayment, with interest at 1.5% per year, from any payments due then or later. If we have made underpayments, we will add the amount, with interest at 1.5% per year, of the underpayments to the next payment we make after we receive proof of the correct Age and/or sex.
Proof of Life or Death – Before we make a payment, we have the right to require proof of the life or death of any person on whose life or death determines whether, to whom, or how much we must pay any benefits under this Contract.
Withholding Taxes – We reserve the right to withhold from all payments made or deemed made under this Contract, any taxes required to be withheld by applicable federal or state law, unless the Owner or payee elects otherwise pursuant to applicable withholding rules.
Non-Participating – This Contract is classified as a non-participating contract. It does not participate in our surplus, and therefore no dividends are payable.

10-2221	8

PURCHASE PAYMENTS
Initial Purchase Payment – This Contract will not be in force until we receive at our Service Center the Initial Purchase Payment. The Initial Purchase Payment is shown in the Contract Specifications.
Additional Purchase Payments – You may make additional Purchase Payments at any time before the Annuity Date, while the Annuitant is living and this Contract is in force. Each additional Purchase Payment must be at least $250 for Non-Qualified Contracts and $50 for Qualified Contracts. A single Purchase Payment or the aggregate of all Purchase Payments may not exceed the Maximum Purchase Payment amount shown in the Contract Specifications without our approval.
Purchase Payments are payable in U.S. dollars at our Service Center. Checks should be made payable to Pacific Life & Annuity Company. If you make Purchase Payments by check other than a cashier’s check, withdrawal payments and any refund under the Right to Cancel provision may be delayed until your check has cleared.
Purchase Payment Allocation – Prior to the Annuity Date, you may allocate all or part of your Purchase Payments to one or more of the Investment Options available under this Contract. The Investment Options available on the Contract Date are shown in the Contract Specifications.
You may change the Purchase Payment allocation by providing us with instructions in a form satisfactory to us. We will allocate any Purchase Payment according to your most recent allocation instructions. We may reject any instruction or Purchase Payment if your instructions are not clear and we cannot determine your allocation instructions.
Allocations During the Right to Cancel Period – We will allocate the Initial Purchase Payment in accordance with your most recent allocation instructions.
Minimum Investment Option Value – We reserve the right to require that, as a result of any allocation to an Investment Option, any transfer, or any withdrawal, the remaining Account Value in any Investment Option must be at least $500.
We also reserve the right to transfer any remaining Account Value that does not meet such minimum amount to your other Investment Options on a pro rata basis relative to your most recent allocation instructions for those Investment Options.
Credit Enhancement – We will add a Credit Enhancement to the Contract Value at the time each Purchase Payment is applied to this Contract. The Credit Enhancement percentage is determined by total Purchase Payments received less total withdrawals, including any Withdrawal Charges, made to this Contract based on the table shown in the Contract Specifications. The Credit Enhancement will be applied at the time the Purchase Payment is effective. The Credit Enhancement will be allocated among Investment Options in the same proportion as the applicable Purchase Payment.
The higher Credit Enhancement percentage will be applied to a subsequent Purchase Payment when the total of all Purchase Payments, less any withdrawals, including Withdrawal Charges, received are equal to $100,000 or more. Additionally, for any Purchase Payment received during the first Contract Year that, when added to the total of all previous Purchase Payments, less any withdrawals, including Withdrawal Charges, received are equal to $100,000 or more, the difference between the higher Credit Enhancement percentage and the Credit Enhancement percentage initially applied to the Purchase Payments will be retroactively credited to the previous Purchase Payments upon receipt of the above-described subsequent Purchase Payment. The retroactive crediting will take place on the same date that the most recent Purchase Payment is applied to the Contract. In no event will this additional Credit Enhancement be less than zero. We will allocate any additional Credit Enhancements among Investment Options in the same proportion as the most recent Purchase Payment.
Recapture of Credit Enhancement – If the Owner cancels the Contract in accordance with the Right to Cancel provision, we will deduct any Credit Enhancements previously applied to the Contract. If any Owner or sole surviving Annuitant dies in the first Contract Year, we will deduct from the Death Benefit amount any Credit Enhancements applied to the Contract (as described in the Death Benefit provision).

10-2221	9

VARIABLE INVESTMENT OPTIONS
Variable Investment Options – The Variable Investment Options consist of Subaccounts of the Separate Account. The available Subaccounts as of the Contract Date are shown in the Contract Specifications.
Separate Account – We established and maintain the Separate Account under the laws of the state of Arizona. Any income, gains or losses (whether or not realized) from the assets of each Variable Account are credited or charged against such Variable Account without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this Contract and other variable annuity contracts. Assets may be put in our Separate Account for other purposes, but not to support contracts other than variable annuity contracts. The assets of our Separate Account are our property. We will maintain in each Separate Account assets with a value at least equal to the amounts accumulated in accordance with the applicable agreements with respect to such Separate Account and the reserves for annuities in the course of payment that vary with the investment experience of such Separate Account. The portion of the Separate Account assets equal to the reserves and other Contract liabilities with respect to each Variable Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a separate account in excess of the reserves and other liabilities with respect to its Variable Accounts to another separate account or to our General Account. All obligations arising under the Contract are our general corporate obligations. We do not hold ourselves out to be trustees of the Separate Account assets.
We reserve the right, subject to compliance with the law then in effect, and after any required regulatory approval, to:
•	cease offering any Subaccount;

•	add or change designated investment companies or their portfolios, or other investment vehicles;

•	add, delete or make substitutions for the securities and other assets that are held or purchased by the Separate Account or any Variable Account;

•	permit conversion or exchanges between portfolios and/or classes of contracts on the basis of Owners’ requests;

•	add, remove or combine Variable Accounts;

•	combine the assets of any Variable Account with any of our other Separate Accounts or of any of our affiliates;

•	register or deregister Separate Account A or any Variable Account under the 1940 Act;

•	operate any Variable Account as a managed investment company under the 1940 Act, or any other form permitted by law;

•	run any Variable Account under the direction of a committee, board, or other group;

•	restrict or eliminate any voting rights of Owners with respect to any Variable Account or other persons who have voting rights as to any Variable Account;

•	make any changes required by the 1940 Act or other federal securities laws;

•	make any changes necessary to maintain the status of the Contracts as annuities under the Code;

•	make other changes required under federal or state law relating to annuities;

•	suspend or discontinue sale of the Contracts; and

•	comply with applicable law.
If any of these changes result in a material change in the underlying investments of a Variable Account, we will notify you of such change.
We will not change the investment policy of the Separate Account without following the filing and other procedures of the Insurance Superintendent of the State of New York. Unless required by law or regulation, an investment policy may not be changed without our consent.
From time to time we may make other Investment Options available to you. Any new Investment Option may invest in portfolios of the designated investment company, other designated investment companies or their portfolios, or in other investment vehicles. New Investment Options will be made available to existing Owners at our discretion. We will provide you with written notice of all material details, including investment objectives and charges. We will comply with the filing or other procedures established by applicable state insurance regulators, to the extent required by applicable law.

10-2221	10

CONTRACT VALUES
Contract Value – The Contract Value on any Business Day is the sum of:
•	the Variable Account Value; plus

•	the Loan Account Value.
We generally determine values on each day that the New York Stock Exchange is open, provided our administrative offices are also open on that day.
Variable Account Value – The Variable Account Value on any Business Day is the sum of the Subaccount Values on that day.
Subaccount Value – Each Subaccount Value on any Business Day is equal to the number of Subaccount Units in that Subaccount multiplied by the Unit Value of the Subaccount on that day.
We credit the Subaccount with Subaccount Units as a result of any:
•	Purchase Payments received by us, reduced by any applicable premium taxes and/or other taxes, and allocated to that Subaccount;

•	transfers to that Subaccount, including transfers from the Loan Account; and

•	additional amounts, including any Credit Enhancements, allocated to that Subaccount.
We debit the Subaccount with Subaccount Units as a result of any:
•	transfers from that Subaccount, including transfers to the Loan Account;

•	withdrawals, including any applicable withdrawal charges;

•	amounts applied to provide for annuity payments;

•	annual fees;

•	recapture of any Credit Enhancements;

•	annual charges for expenses relating to optional benefit riders attached to the Contract; and

•	charges for premium taxes and/or other taxes.
The number of Subaccount Units we credit to, or debit from, a Subaccount in connection with a transaction is equal to the amount of the transaction applicable to that Subaccount divided by that Subaccount’s Unit Value at the end of the valuation period that includes that day. The number of Subaccount Units in a Subaccount will change only if we credit or debit Subaccount Units for the transactions specified above. The number of Subaccount Units will not change because of subsequent changes in the Subaccount Unit Value.
Subaccount Unit Value – The initial Unit Value of each Subaccount was $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Unit Value for each Subaccount is equal to (Y) times (Z), where:
(Y)	is the Unit Value for that Subaccount as of the end of the prior Business Day; and

(Z)	is the Net Investment Factor for that Subaccount for the period (a “valuation period”) between the prior Business Day and that Business Day.
Net Investment Factor – Each Subaccount’s Net Investment Factor for any valuation period is equal to (A / B) – C, where:
(A)	equals:
(a)	the net asset value per share of the corresponding portfolio shares held by the Subaccount as of the end of that valuation period; plus

(b)	the per share amount of any dividend or capital gain distributions made during that valuation period on the portfolio shares held by the Subaccount; plus or minus

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(c)	any per share charge or credit for any income taxes, other taxes, or amounts set aside during that valuation period as a reserve for any income and/or any other taxes for which we determine to have resulted from the operations of the Subaccount or Contract, and/or any taxes attributable, directly or indirectly, to Purchase Payments;
(B)	is the net asset value per share of the portfolio shares held by the Subaccount as of the end of the prior valuation period; and

(C)	is a factor that we assess against the Subaccount’s net assets held by each Subaccount for the mortality and expense risk charge and the administrative fee during that valuation period.
Loan Account Value – For Qualified Contracts that permit loans, the Loan Account Value as of the end of any Business Day is the Loan Account Value on the prior Business Day, increased by any:
•	interest; plus

•	Contract Value loaned on that day;
and decreased by any:
•	loan principal repaid; plus

•	earned interest transferred from the Loan Account on that day.

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CHARGES, FEES AND DEDUCTIONS
Administrative Fee – We charge an administrative fee against the assets held in the Variable Investment Option(s). This fee is assessed daily at the annual rate which is shown in the Contract Specifications. This fee is guaranteed not to increase.
Mortality and Expense Risk Charge (“Risk Charge”) – We impose a Risk Charge against the assets held in the Variable Investment Option(s). This charge is assessed daily at the annual rate which is shown in the Contract Specifications. The Risk Charge compensates us for the risks we assume that mortality and expenses will vary from those we assumed. This charge is guaranteed not to increase.
Annual Fee – We charge an annual fee against the Contract Value on each Contract Anniversary prior to the Annuity Date and at the time you withdraw the entire Net Contract Value (on a prorated basis for the current Contract Year). The annual fee is shown in the Contract Specifications. This fee is guaranteed not to increase. The annual fee is waived if, on any Contract Anniversary prior to the Annuity Date, or at the time you make a full withdrawal, the Net Contract Value is $50,000 or more on that date.
We will not impose the annual fee on amounts applied to provide an annuity or on payment of the death benefit proceeds.
Premium Taxes – From the Contract Value, we will deduct a charge for any taxes we pay that are attributable to Purchase Payments or withdrawals. Such taxes may include, but are not limited to: any federal, state or local premium or retaliatory taxes; and any federal, state or local income, excise, business or any other type of tax (or component thereof), measured by or based upon, directly or indirectly, the amount of Purchase Payments we receive from you. We will normally deduct this charge upon annuitization. However, we may impose this charge on any withdrawal, at the time any death benefit is paid, when the taxes are incurred or when we pay the taxes. We will base this charge on the Contract Value, the amount of the transaction, the aggregate amount of Purchase Payments we receive under the Contract; or any other amount that, in our sole discretion, we deem appropriately reimburses us for premium taxes paid on this Contract.
Other Taxes – We reserve the right to charge the Separate Account and/or deduct from the Contract Value a charge for any federal, state or local taxes we pay that are or become attributable to the Separate Account or Contract, including, but not limited to, income taxes attributable to our operation of the Separate Account or to our operations with respect to the Contract, or taxes attributable, directly or indirectly, to Purchase Payments or payments we make under this Contract.
Withdrawal Charge – Withdrawals from the Contract Value are subject to a Withdrawal Charge which is shown in the Contract Specifications. This charge may apply to amounts withdrawn under the Contract prior to the Annuity Date, depending on which Contract Year the withdrawal occurs.
We will not apply the Withdrawal Charge on:
•	distributions resulting from the death of the first Owner or the sole surviving Annuitant before the Annuity Date, except as provided under the Death of Owner provision for certain Non-Natural Owners;

•	after the first Contract Year, if the Contract Value is applied to provide an annuity option from us;

•	withdrawals after 90 days from the Contract Date if the Owner or Annuitant has been confined to an accredited nursing home for 30 days or longer and was not confined to the nursing home on the Contract Date. The confinement period for which you seek the waiver must begin after the Contract Date;

•	withdrawals to meet required minimum distributions for Qualified Contracts as they apply to amounts held under the Contract;

•	withdrawals after the first Contract Anniversary, if the Owner or Annuitant has been diagnosed as having a medically determinable condition that results in a life expectancy of twelve (12) months or less and we are provided with medical evidence satisfactory to us; or

•	withdrawals as defined under the “Free Withdrawals” section below.

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The request to waive the Withdrawal Charge must be in writing and include applicable medical evidence satisfactory to us. If the request to waive the withdrawal charge is denied by us, the withdrawal request shall not be processed until the Owner is notified of the denial and provided with the opportunity to accept or reject the withdrawal request, including any withdrawal charges.
Amount of Withdrawal Charge – The amount of a Withdrawal Charge depends on how long the Purchase Payments are held under this Contract. Each Purchase Payment you make is considered to have a certain “age,” depending on the length of time since that Purchase Payment was effective.
A Purchase Payment is “age one” from the day it was effective until the next Contract Anniversary and increases in “age” on that and each succeeding Contract Anniversary. When you withdraw an amount, the “age” of any Purchase Payment you withdraw determines the level of Withdrawal Charge as shown in the Contract Specifications.
For purposes of calculating the withdrawal charge, we assume that amounts withdrawn will be applied to Purchase Payments first and in the order the Purchase Payments were received. The withdrawal charge will be deducted proportionately from each Investment Option selected for withdrawal.
Free Withdrawals – During a Contract Year, you may withdraw free of withdrawal charges amounts up to your “Eligible Purchase Payments”. Eligible Purchase Payments include 10% of all Purchase Payments that have an “age” of less than nine (9) years, plus 100% of all remaining Purchase Payments that have an “age” of nine (9) years or more. Once all Purchase Payments have been deemed withdrawn, any withdrawal will be deemed a withdrawal of earnings and will be free of withdrawal charges.
Any portion of your Eligible Purchase Payments not withdrawn during a Contract Year may not be carried over to the next Contract Year.
For those contracts issued to a Charitable Remainder Trust (CRT), the amount available for withdrawal free of Withdrawal Charges during a Contract Year includes all Eligible Purchase Payments plus all earnings even if all Purchase Payments have not been deemed withdrawn.
Earnings – For the purposes of calculating the withdrawal charge as of the end of any Business Day, earnings equal the Contract Value less the aggregate Purchase Payments that are reduced by withdrawals of prior Purchase Payments.

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TRANSFER PROVISIONS
Transfers – You may, on or before the Annuity Date and subject to the requirements, limitations, and restrictions described in this section, transfer all or part of the Contract Value, less any Loan Account Value, in any Investment Option among other Investment Options, while the Annuitant is living and the Contract is in force.
Your transfer request must specify:
(a)	the Investment Option (the “source account”) from which the transfer is to be made. You may choose one or more Investment Options as your source account(s). Your source account may not also be a target account;

(b)	the amount of the transfer. The amount of the transfer may be specified as a dollar amount or a percentage of the source Account Value. If you select more than one source account, the amount of the transfer from each source account must be at least the lesser of either $250 or the full source Account Value; and

(c)	the Investment Option (the “target account”) to receive the transferred amount. You may choose one or more Investment Options as your target account(s). If you select more than one target account, your request must specify how the transferred amounts are to be allocated among the target accounts. Your source account may not also be a target account.
Transfers among Investment Options will normally be effective as of the end of the Business Day the transfer request, in a form satisfactory to us, is received at our Service Center.
Transfer Limitations and Restrictions – The following limitations and restrictions apply to transfers among Investment Options:
(a)	Transfers are allowed thirty (30) days after the Contract Date.

(b)	Transfers are limited to twenty-five (25) transfers during each Calendar Year and only two (2) per month, into or out, that affect any international Investment Options. For the purpose of applying this limitation, transfers that occur on the same day are considered one transfer and transfers that occur as a result of any systematic transfer option are excluded from the maximum twenty-five (25) transfers per Calendar Year limitation.

(c)	Transfers to or from an Investment Option cannot be made until the eighth (8th) calendar day (provided that day is a Business Day) from the last day of the most recent transfer to or from that Investment Option. The day of the most recent transfer is considered as the first (1st) calendar day for purposes of meeting this requirement. Transfers that occur as a result of any systematic transfer option are excluded from this requirement.

(d)	If a transfer reduces the remaining Account Value in any Investment Option immediately after such transfer to an amount less than $500, we reserve the right, with prior written notice, to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.

(e)	We further reserve the right to restrict, in our sole discretion and without prior notice, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions on behalf of multiple Contract Owners. Such restrictions could include:
(i)	not accepting transfer instructions from an individual or entity acting on behalf of more than one Contract Owner; and

(ii)	not accepting preauthorized transfer forms from market timers or other entities acting on behalf of more than one Contract Owner at a time.

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(f)	We further reserve the right to modify the limits described in subparagraphs (a) through (e) above or to impose, without prior notice, other limitations and restrictions on transfers or exchanges that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Contract Owners or to comply with any applicable federal or state laws, rules and regulations.

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WITHDRAWAL PROVISIONS
Withdrawals – You may, on or before the Annuity Date and subject to the requirements, limitations and restrictions described in this section, withdraw all or a portion of the amount available under this Contract, while the Annuitant is living and the Contract is in force. However, no withdrawals are allowed within thirty (30) days of the Contract Date.
You may specify that the withdrawal be taken from a specific Investment Option(s) or pro rata from all Investment Options. If your request does not specify the Investment Option(s) from which the withdrawal is to be made, the withdrawal will be taken pro rata from all Investment Options relative to the Account Value in each option.
Withdrawals will normally be effective as of the end of the Business Day the withdrawal request, in a form satisfactory to us, is received at our Service Center.
Minimum Withdrawal Amount – The minimum amount that may be withdrawn is $500. If the withdrawal reduces the Account Value in any Investment Option to an amount less than $500, we reserve the right, with prior written notice to transfer such remaining Account Value to your other Investment Options on a pro rata basis relative to your most recent allocation instructions.
If the withdrawal reduces the Net Contract Value to an amount less than $1,000, we may terminate this Contract and pay you the withdrawal proceeds (see Full Withdrawal provision). We will not terminate the Contract if you own an optional Guaranteed Minimum Withdrawal Benefit (GMWB) rider and a withdrawal reduces the Net Contract Value to an amount less than $1,000. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.
Amount Available for Withdrawal – The amount available for withdrawal is the Net Contract Value as of the end of the Business Day on which the withdrawal request is effective, less any:
•	withdrawal charge;

•	charges for expenses relating to optional riders attached to the Contract;

•	charges for Annual Fees; and

•	charges for premium taxes and/or other taxes.
The amount we send you (the “withdrawal proceeds”) will also reflect any required or requested federal and/or state income tax withholding.
Full Withdrawal – You may, on or before the Annuity Date, make a full withdrawal under this Contract for its withdrawal proceeds, while the Annuitant is living and the Contract is in force. A full withdrawal will terminate the Contract. We may require the return of this Contract or a signed Lost Contract Affidavit with your request. The withdrawal proceeds will be determined under the Amount Available for Withdrawal provision.
Your request for a full withdrawal will normally be effective as of the end of the Business Day such request, in a form satisfactory to us, is received at our Service Center. Payment of the withdrawal proceeds will end this Contract and we will have no further obligations under the Contract.

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DEATH BENEFIT PROVISIONS
Death Benefit – A death benefit will be payable only if the sole surviving Annuitant or any Owner dies before the Annuity Date and while this Contract is in force. The proceeds of any death benefit will be payable upon receipt of, in a form satisfactory to us, proof of death and instructions regarding payment of the death benefit proceeds (the “Notice Date”).
Such proceeds will equal the Death Benefit Amount reduced by any:
•	Contract Debt; and

•	charges for premium taxes and/or other taxes, if proceeds are used to purchase an Annuity Option from us.
Additionally, if the death benefit is payable in the first Contract Year, then the Death Benefit Amount will also be reduced by:
•	deductions for the unamortized amount of any Credit Enhancements applied to the Contract. The unamortized amount for each Credit Enhancement will be determined on a proportional basis for the period between the date of death and the date the Credit Enhancement was applied to the Contract.
These proceeds will be payable in a lump sum, as periodic payments under an Annuity Option available under this Contract or towards the purchase of any other Annuity Option we then offer, or in accordance with the Code (see Death of Owner Distribution Rules).
If there are multiple Beneficiaries, the Death Benefit Amount will be calculated when we first receive proof of death and instructions, in proper form, from any Beneficiary. Any Death Benefit Amount still remaining to be paid to any other Beneficiary will fluctuate with the performance of the underlying Investment Options.
Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:
(a)	the Contract Value as of that day; or

(b)	the aggregate Purchase Payments reduced by an amount for each withdrawal that has occurred, which is calculated by multiplying the aggregate Purchase Payments received prior to each withdrawal by the ratio of the amount of the withdrawal, including any Withdrawal Charge, to the Contract Value immediately prior to the withdrawal.
If you are not the Annuitant and you die before the Annuitant, the death benefit proceeds will be equal to the Contract Value as of the Notice Date.
Death of Annuitant – If the Annuitant dies before the Owner and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date. Unless there is a surviving Joint Annuitant or Contingent Annuitant, we will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds; following the death of the sole surviving Annuitant:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to the Owner’s estate.
If an Annuitant dies and there is a surviving Joint Annuitant, the surviving Joint Annuitant becomes the Annuitant and no death benefit will be paid. If there is no surviving Joint Annuitant and there is a Contingent Annuitant, the Contingent Annuitant becomes the Annuitant and no death benefit will be paid.

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If you are the Annuitant and you die, we will determine the amount of any death benefit and to whom it will be paid under this Death of Annuitant provision. If the Contract is issued as a Non-Qualified Contract, we will distribute any death benefit proceeds under the Death of Owner Distribution Rules provision.
Death of Owner – If the Owner dies before the sole surviving Annuitant and before the Annuity Date, the death benefit proceeds will be equal to the Death Benefit Amount as of the Notice Date.
If the Owner dies before the sole surviving Annuitant and before the Annuity Date, we will pay the death benefit proceeds to the first among the following who is (1) living; or (2) an entity entitled to receive the death benefit proceeds:
(a)	the Joint Owner;

(b)	the Beneficiary; or

(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the death benefit proceeds), we will pay the death benefit proceeds to your estate.
If you are a Non-Natural Owner of a Contract other than a Contract issued under a Qualified Plan as defined in Section 401 or 403 of the Code, the Primary Annuitant will be treated as the Owner of the Contract for purposes of the Death of Owner Distribution Rules.
Death of Owner Distribution Rules – The following rules will determine when a distribution must be made under this Contract. These rules do not affect our determination of the amount of death benefit proceeds payable or distribution proceeds. If there is more than one Owner, these rules apply on the date on which the first of these Joint Owners die.
If the Owner dies before the Annuity Date, the designated recipient of the death benefit proceeds may elect to receive the death benefit proceeds:
•	in a lump sum payment;

•	within five (5) years following the Owner’s death; or

•	in the form of an annuity for life or over a period that does not exceed the life expectancy of the designated recipient, with annuity payments that start within one (1) year after the Owner’s death.
Unless otherwise required by law, an election to receive an annuity (in lieu of a lump sum payment) must be made within such time frames as we may prescribe from time to time, or the lump sum payment option will be deemed elected. We will consider that deemed election as our receipt of instructions regarding payment of the death benefit proceeds.
The Owner may designate that the Beneficiary is to receive the death benefit proceeds either through an annuity for life or over a period that does not exceed the life expectancy of the Beneficiary. Such designation must be made in writing in a form acceptable to us, and may only be revoked by the Owner in writing in a form acceptable to us. Upon death of the Owner, the Beneficiary cannot revoke or modify any designation made by the Owner on how the death benefit proceeds are to be paid.
If the spouse of the deceased Owner is the sole surviving Beneficiary, or is the sole surviving Joint Owner, and has an unrestricted right to receive the death benefit proceeds in a lump sum, the spouse may continue this Contract as Owner rather than receive the death benefit proceeds, provided that we receive instructions to continue the Contract within such time frames as we may prescribe from time to time.

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On the Notice Date, if the surviving spouse has elected to continue the Contract, we will set the Contract Value equal to the death benefit proceeds that would have been payable to the spouse as the deemed Beneficiary/designated recipient of the death benefit. The amount that the Death Benefit Amount exceeds the Contract Value will be added to the Contract Value in the form of the Add-In Amount on the Notice Date. The Add-In Amount will be allocated among Investment Options in accordance with the current allocation instructions for the Contract and will be considered earnings. There will not be an adjustment to the Contract Value if the Contract Value is equal to the death benefit proceeds as of the Notice Date.
If the Owner dies on or after the Annuity Date, but payments have not yet been completed, then distributions of the remaining amounts payable under this Contract must be made at least as rapidly as the rate that was being used at the date of the Owner’s death. All of the Owner’s rights granted by the Contract will be assumed by the first among the following who is (1) living; or (2) an entity entitled to assume the Owner’s rights granted by the contract:
(a)	the Joint Owner;

(b)	the Beneficiary; or

(c)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to assume the Owner’s rights granted by the Contract), all of the Owner’s rights granted by the Contract will be assumed by the Owner’s estate.
In any event, the death benefit proceeds will be paid in accordance with Section 72(s) of the Code.
These Death of Owner Distribution Rules do not apply to Qualified Contracts issued under Qualified Plans as defined in Section 401, 403, 408 or 408A of the Code or to an annuity that is a qualified funding asset as defined in Code Section 130(d) (but without regard to whether there is a qualified assignment).

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BENEFICIARY PROVISIONS
Designation of Beneficiary – The Beneficiary is the person you name who may receive any death benefit proceeds, or any remaining annuity payments after the Annuity Date, if the Annuitant or Owner dies. The Owner can name more than one Beneficiary. Multiple Beneficiaries will share the death benefit proceeds (or any remaining annuity payments) equally, unless otherwise specified. If any Beneficiary predeceases the Annuitant or Owner, that Beneficiary’s interest will go to any other Beneficiaries named, according to their respective interests, unless otherwise specified. If you leave no surviving Beneficiary, your estate may receive the death benefit proceeds.
If the Beneficiary is a trustee, we will neither be responsible for verifying a trustee’s right to receive any death benefit proceeds, nor for how the trustee disposes of any death benefit proceeds. If before payment of any death benefit proceeds, we receive proper notice that the trust has been revoked or is not in effect, then any death benefit proceeds payable will be paid to the Contingent Beneficiary, if living; if not to the Owner’s estate.
Adding or Changing Your Beneficiary – You may add, change, or remove any Beneficiary, subject to the terms of any assignment, at any time prior to the death of the Annuitant or Owner, by providing us with a request in a form satisfactory to us. Qualified Contracts may have additional restrictions on naming and changing Beneficiaries. Any change or addition will take effect on the date the notice of change is signed by the Owner, subject to any payments made or actions taken by us prior to our receipt of the notice.

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ANNUITY PROVISIONS
Choice of Annuity Date – Unless otherwise changed as provided below, the Annuity Date is shown in the Contract Specifications.
The Annuity Date may be changed by providing proper notice to us at least ten (10) Business Days prior to the current Annuity Date or new Annuity Date, whichever is earlier, subject to any applicable state law or the Code.
The new Annuity Date may not be earlier than the first Contract Anniversary and must occur on or before the later of the Annuitant’s 90th birthday or the tenth (10th) Contract Anniversary, or earlier, as required by any applicable state law or the Code. If there are Joint Annuitants, the Annuity Date will be based on the younger Annuitant’s birthday. You may be subject to additional restrictions under your Qualified Plan. You should consult with your Qualified Plan administrator before you elect an Annuity Date.
Default Annuity Option – If you have a Non-Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be will be the later of the Annuitant’s 90th birthday (youngest Annuitant’s 90th birthday for Joint Annuitants) or the tenth (10th) Contract Anniversary. If you have a Qualified Contract and you do not choose an Annuity Date when you submit your application, your Annuity Date will be later of the Annuitant’s 90th birthday or the tenth (10th) Contract Anniversary. Certain Qualified Contracts may require distributions to occur at an earlier age.
If you have not specified an Annuity Option or do not instruct us otherwise, at your Annuity Date your Net Contract Value, less charges for premium taxes and/or other taxes, will be annuitized (if this net amount is at least $2,000) as follows:
•	The net amount from a fixed option will be converted into fixed annuity payments;

•	The net amount from your Variable Account Value will be converted into variable annuity payments directed to the Subaccounts proportionate to your Account Value in each.

Additionally:

•	If you have a Non-Qualified Contract, your default Annuity Option will be Life with ten year Period Certain; or

•	If you have a Qualified Contract, your default Annuity Option will be Life with seven year Period Certain (if annuitization occurs prior to age 100), or a shorter period certain as may be required by federal regulation. If you are married, different requirements may apply. Please contact your plan administrator for further information, if applicable.

•	If the net amount is less than $2,000, the entire amount will be distributed in one lump sum.
Application of Contract Value – Prior to the Annuity Date, you may elect to convert all or part of the Net Contract Value, less any charge for premium taxes and/or other taxes, to any currently offered Annuity Option. The aggregate net amount you convert must be at least $2,000; otherwise, we reserve the right to terminate this Contract and pay a single amount equal to the withdrawal proceeds as determined under the Amount Available for Withdrawal provision.
Subject to the Withdrawal Provisions, you may also elect a full withdrawal in lieu of annuity payments under an Annuity Option.
If you convert only a portion of the Net Contract Value on the Annuity Date, you may, at that time, elect not to have the remainder of the Net Contract Value distributed, but instead to continue the Contract with that remaining Contract Value. This option may or may not be available, or may be available only for certain types of Contracts. If this option is available and you elect it, you would choose a second Annuity Date for such Contract Value. All references in this Contract to the Annuity Start Date (or Annuity Date) would, with regard to such Contract Value, be deemed to refer to that second Annuity Date. The second Annuity Date may not be after the Annuitant’s 90th birthday or the tenth (10th) Contract Anniversary. You should consult with your tax adviser for more information if you desire this option.

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Your Selections – Prior to the Annuity Date, you may make three selections about the annuity payments. First, you may choose whether you want those payments to be a fixed-dollar amount or a variable-dollar amount, or both. Second, you may choose the form of annuity payments (Annuity Option). Third, you may choose to have annuity payments made monthly, quarterly, semiannually, or annually. The first annuity payment will be sent on the day following the Annuity Date and must be at least $20. We may reduce your payment frequency if the first annuity payment is less than $20. If you elect annuity payments for a Period Certain Only, we also reserve the right to reduce the Period Certain to meet the $20 minimum first payment.
Once annuity payments begin, no changes can be made to either the Annuity Option or the basis on which such payments are made (a fixed annuity basis or variable annuity basis), no additional purchase payments will be accepted and no withdrawals will be allowed.
Fixed and Variable Annuities – You may choose a fixed annuity (with fixed-dollar payments), a variable annuity (with variable-dollar payments), or you may choose a combination of both. If you select a variable annuity, you may choose any Subaccounts for the annuity. If you select a variable annuity, on the Annuity Date, we will convert that portion of the Net Contract Value as it is currently allocated among the Subaccount(s). We will apply the net amount you convert to a fixed annuity and/or a variable annuity (and in this instance, to each Subaccount), based on the relative Account Value in each Investment Option on the Annuity Date. Any net amount you convert to a fixed annuity will be held in our General Account.
Each periodic payment under the fixed annuity will be equal to the amount of the first fixed annuity payment (unless you elect a joint and survivor life annuity with reduced survivor payments). The amount of each variable annuity periodic payment will vary with the investment results of the Subaccount(s) you select. After the Annuity Date, you may exchange the Annuity Units in any Subaccount(s) for Annuity Units in any other Subaccount(s) up to four (4) times in any twelve (12) month period. We reserve the right to limit the Subaccounts available, to change the number and frequency of exchanges and to change the number of Subaccounts you may choose.
Amount of Payments – The first annuity payment amount depends on the Annuity Option, payment frequency, and whether you select a fixed annuity and/or a variable annuity. If you do not choose the Period Certain Only Option, the amount will depend on the Age of the Annuitant(s), the Annuity Date, and the sex of the Annuitant(s), unless unisex factors apply.
Fixed Annuity Payments – The minimum guaranteed income purchased per $1,000 of the net amount applied to a fixed annuity is based on an annual interest rate of 1.50% and the Annuity 2000 Mortality Table with the ages set back ten (10) years.
Conversion to Current Rates – Annuity payments will be based on the greater of:
•	our current income factors in effect for this Contract on the Annuity Date; or

•	our guaranteed income factors set forth in this Contract.
The dollar amount of any payments after the first annuity payment is specified during the annuity payment period according to the provisions of the elected Annuity Option.
Variable Annuity Payments – Subaccount Annuity Units. For each Subaccount, we divide the amount of the initial variable annuity payment from each Subaccount by the Annuity Unit Value for that Subaccount (the “Annuity Unit Value”) on the Annuity Date, to obtain the number of Annuity Units for that Subaccount. The number of Annuity Units in each Subaccount will not change unless exchanges of Annuity Units are made (or if the Joint and Survivor Annuity Option is elected and the Primary Annuitant dies first), but the Annuity Unit Value of those Annuity Units will vary.
If variable annuity payments are selected by you, we will continue to assess fees and charges applicable to your contract including the Mortality and Expense Risk charge and the Administrative Fee as described in the Contract Specifications.
Neither expenses actually incurred other than taxes on the investment return, nor mortality actually experienced shall adversely affect the dollar amount of variable annuity payments to any payee for whom variable annuity payments have commenced.

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Subsequent Variable Payments – The amount of each subsequent variable annuity payment will be the sum of the amounts payable based on the Annuity Units in each Subaccount. To determine the amount payable for each Subaccount, we multiply the number of Annuity Units in that Subaccount by their Annuity Unit Value on the day in each payment period that corresponds to the Annuity Date.
The smallest gross annual rate of return needed for the dollar amount of the variable annuity payments to not decrease is equal to the sum of the assumed interest rate (AIR) of 4% and all product fees and charges. The fees and charges would include the Mortality and Expense Risk charge of 1.45% and the Administrative Fee of 0.15%. Thus, the total gross annual rate of return would need to be at least 5.60% (net of fund level expenses).
Annuity Unit Value – The initial Annuity Unit Value for each Subaccount was arbitrarily set at $10 on the Business Day the Subaccount began operations. At the end of each subsequent Business Day, the Annuity Unit Value for each Subaccount is equal to (A x B) x C, where:
A – is the Subaccount’s Annuity Unit Value for that Subaccount as of the end of the prior Business Day;

B – is the Net Investment Factor for that Subaccount for that valuation period; and

C – is an interest factor to offset the effect of the assumed investment return which is built into the Annuity Option Tables.
We generally calculate the Annuity Unit Value of each Subaccount on each day the New York Stock Exchange is open, provided our administrative offices are also open that day.
We guarantee that the amount of each subsequent annuity payment will not be affected by variations in our expenses or in mortality experience.
Periodic Payments – The first payment under the Annuity Options will be determined on the Annuity Date and will be made on the day following the Annuity Date.
For a Beneficiary entitled to a death benefit due to the death of any Owner or the sole surviving Annuitant, the first payment will be made on the first day of the calendar month, or earlier at our option, next following the day we receive due proof of the death and instructions regarding payment, (called the “Payment Start Date”), and such other documentation as we may require. Subsequent payments will be determined on the day in each payment period that corresponds to the Payment Start Date and will be made on the following day.

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ANNUITY OPTIONS
The following Annuity Options are available under this Contract. Additional options may become available in the future:
Option 1 – Life Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime. Payments stop when the Annuitant dies.
Option 2 – Life with Period Certain: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed seven (7) through thirty (30) years (in full years only). If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity entitled to receive the remainder of guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
If the Annuitant dies after all of the payments under the period certain have been paid, payments will stop when the Annuitant dies.
Additionally, if payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return as shown in the Basis of Computation provision.
Option 3 – Joint and Survivor Life: Periodic payments are made to the designated payee during the lifetime of the Primary Annuitant. After the death of the Primary Annuitant, periodic payments are based on the life of the secondary Annuitant named in the election if and so long as such secondary Annuitant lives. Payments made based on the life of the secondary Annuitant may be in installments equal to 50%, 66-2/3% or 100% (as specified in the election) of the original payment amount payable during the lifetime of the Primary Annuitant. If you elect a reduced payment based on the life of the secondary Annuitant, fixed annuity payments will be equal to 50% or 66-2/3% of the original fixed payment payable during the lifetime of the Primary Annuitant. Variable annuity payments will be determined using 50% or 66-2/3%, as applicable, of the number of Annuity Units for each Subaccount credited to the Contract. Payments stop when both Annuitants have died.
Option 4 – Period Certain Only: Periodic payments are made to the designated payee during the Annuitant’s lifetime, with payments guaranteed for a specified period. You may choose to have payments guaranteed ten (10) through thirty (30) years (in full years only). Additional options may become available in the future. If the Annuitant dies before the guaranteed payments are completed, we will pay the remainder of the guaranteed payments to the first among the following who is (1) living; or (2) an entity entitled to receive the remainder of the guaranteed payments:
(a)	the Owner;

(b)	the Joint Owner;

(c)	the Beneficiary; or

(d)	the Contingent Beneficiary.
If none are living (or if there is no entity entitled to receive the remainder of the guaranteed payments), we will pay the remainder of the guaranteed payments to the Owner’s estate.
Additionally, if payments are elected under this option, you may redeem all remaining guaranteed payments after the Annuity Date. The amount available upon such redemption would be the present value of any remaining guaranteed payments at the assumed investment return as shown in the Basis of Computation provision.

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ANNUITY OPTION TABLES
Applicability of Rates – For the fixed Annuity Option, the Annuity Option Tables contained in the following pages illustrate the minimum guaranteed monthly income purchased per $1,000 of the net amount applied.
The tables also illustrate the minimum rates for the first monthly variable annuity payment per $1,000 of the net amount applied to the variable annuity payment option. Subsequent payments may be higher or lower than the first payment, based on the investment performance of the Subaccount(s) you elect and whether you exchange Subaccount Annuity Units.
For some Qualified Plans and in some states, the use of sex-distinct income factors are prohibited. For those Qualified Plans, we use blended unisex income factors for life payment options for both male and female Annuitants.
Basis of Computations – The actuarial basis for the fixed Annuity Option Tables is the 2000 Individual Annuity Mortality Table with the ages set back ten (10) years with interest at an annual rate of 1.50%. The rates for variable annuity payments are based on an assumed investment return of 4% per year and the 2000 Individual Annuity Mortality Table with the ages set back ten (10) years.
Rates Not Shown – Any rates and/or ages not shown in the tables contained in this Contract will be provided by the Company upon request.
Annuity benefits will not be less than those that would have been provided by the application of an amount to purchase any single consideration immediate annuity offered by us at the time annuity payments commence to the same class of annuitants. The amount shall be the greater of the withdrawal proceeds or 95% of what the withdrawal proceeds would be if there were no withdrawal charges.

10-2221	26

OPTIONS 1 AND 2
LIFE ONLY OR LIFE WITH GUARANTEED PERIOD CERTAIN OF 10 AND 20 YEARS

Fixed Annuity Rates
	Male at 1.50%			Female at 1.50%			Unisex at 1.50%
		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	2.09	2.09	2.08	2.01	2.01	2.00	2.05	2.05	2.04
35	2.20	2.20	2.19	2.10	2.10	2.10	2.15	2.15	2.15
40	2.33	2.33	2.32	2.22	2.22	2.21	2.28	2.27	2.27
45	2.49	2.49	2.47	2.36	2.36	2.35	2.43	2.42	2.41
50	2.69	2.68	2.66	2.53	2.53	2.51	2.61	2.61	2.59
55	2.94	2.93	2.88	2.74	2.73	2.71	2.84	2.83	2.80
60	3.24	3.22	3.14	3.00	2.99	2.95	3.12	3.11	3.05
65	3.63	3.60	3.45	3.34	3.32	3.24	3.49	3.46	3.35
70	4.15	4.07	3.79	3.78	3.74	3.58	3.96	3.91	3.69
75	4.85	4.69	4.14	4.37	4.28	3.96	4.61	4.49	4.05
80	5.82	5.45	4.44	5.19	5.00	4.32	5.50	5.23	4.39
85	7.15	6.32	4.65	6.39	5.91	4.60	6.76	6.12	4.63
90	9.01	7.22	4.76	8.16	6.93	4.75	8.58	7.08	4.75
95	11.61	8.00	4.81	10.79	7.86	4.80	11.20	7.93	4.80

Variable Annuity Rates
	Male at 4%			Female at 4%			Unisex at 4%
		Life with			Life with			Life with
		Guaranteed			Guaranteed			Guaranteed
	Life	Period Certain		Life	Period Certain		Life	Period Certain
Age	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.	Only	10 Yr.	20 Yr.
30	3.65	3.64	3.64	3.58	3.58	3.57	3.61	3.61	3.60
35	3.73	3.73	3.72	3.65	3.65	3.64	3.69	3.69	3.68
40	3.84	3.83	3.82	3.74	3.73	3.73	3.79	3.78	3.77
45	3.97	3.97	3.94	3.85	3.84	3.83	3.91	3.91	3.89
50	4.15	4.14	4.10	3.99	3.99	3.97	4.07	4.06	4.04
55	4.38	4.36	4.29	4.18	4.17	4.13	4.28	4.27	4.22
60	4.67	4.64	4.52	4.42	4.40	4.34	4.55	4.52	4.44
65	5.05	4.99	4.80	4.74	4.70	4.60	4.90	4.85	4.70
70	5.56	5.44	5.10	5.16	5.10	4.90	5.36	5.28	5.00
75	6.27	6.04	5.41	5.75	5.63	5.24	6.01	5.83	5.33
80	7.25	6.77	5.67	6.57	6.32	5.57	6.91	6.54	5.62
85	8.61	7.60	5.86	7.79	7.19	5.81	8.20	7.40	5.83
90	10.52	8.44	5.96	9.60	8.16	5.94	10.05	8.30	5.95
95	13.16	9.16	5.99	12.30	9.03	5.99	12.73	9.09	5.99

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OPTION 3 – JOINT AND 50% SURVIVOR LIFE
Primary Annuitant
Male Age

	60		65		70		75		80		85
Female	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%
Age	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
60	2.96	4.38	3.16	4.58	3.39	4.82	3.64	5.11	3.91	5.44	4.20	5.80
65	3.03	4.44	3.27	4.67	3.54	4.94	3.84	5.27	4.16	5.63	4.49	6.04
70	3.10	4.50	3.37	4.76	3.69	5.07	4.04	5.44	4.43	5.86	4.84	6.33
75	3.15	4.55	3.46	4.84	3.82	5.19	4.24	5.62	4.72	6.12	5.23	6.67
80	3.18	4.59	3.52	4.91	3.93	5.30	4.43	5.79	5.00	6.38	5.64	7.05
85	3.21	4.62	3.57	4.96	4.01	5.39	4.58	5.94	5.26	6.63	6.06	7.44
Primary Annuitant
Unisex Age

	60		65		70		75		80		85
Unisex	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%
Age	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
60	2.91	4.33	3.13	4.53	3.36	4.78	3.63	5.06	3.92	5.40	4.23	5.79
65	2.97	4.38	3.22	4.61	3.50	4.89	3.81	5.21	4.15	5.59	4.52	6.03
70	3.02	4.42	3.30	4.68	3.62	4.99	3.99	5.37	4.40	5.81	4.85	6.31
75	3.06	4.46	3.36	4.75	3.73	5.09	4.16	5.52	4.66	6.03	5.21	6.63
80	3.08	4.49	3.41	4.79	3.81	5.18	4.30	5.66	4.89	6.25	5.58	6.96
85	3.10	4.51	3.44	4.83	3.87	5.24	4.41	5.78	5.10	6.45	5.93	7.29
OPTION 3 – JOINT AND 66 2/3% SURVIVOR LIFE
Primary Annuitant
Male Age

	60		65		70		75		80		85
Female	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%
Age	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
60	2.87	4.29	3.03	4.44	3.20	4.62	3.36	4.81	3.53	5.02	3.69	5.23
65	2.97	4.37	3.17	4.56	3.38	4.77	3.59	5.00	3.80	5.24	4.00	5.50
70	3.05	4.45	3.29	4.67	3.56	4.93	3.83	5.21	4.11	5.51	4.37	5.82
75	3.11	4.51	3.40	4.77	3.72	5.08	4.07	5.43	4.44	5.81	4.80	6.20
80	3.16	4.56	3.48	4.86	3.86	5.22	4.30	5.65	4.78	6.13	5.27	6.65
85	3.19	4.60	3.54	4.93	3.97	5.34	4.49	5.84	5.10	6.45	5.76	7.12
OPTION 3 – JOINT AND 100% SURVIVOR LIFE
Primary Annuitant
Male Age

	60		65		70		75		80		85
Female	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%	1.50%	4%
Age	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable
60	2.72	4.11	2.80	4.19	2.87	4.26	2.92	4.31	2.95	4.35	2.97	4.37
65	2.85	4.23	2.98	4.35	3.09	4.45	3.18	4.54	3.24	4.61	3.28	4.65
70	2.96	4.34	3.15	4.50	3.32	4.66	3.47	4.80	3.58	4.92	3.66	5.01
75	3.05	4.43	3.29	4.65	3.54	4.87	3.77	5.09	3.97	5.29	4.12	5.44
80	3.12	4.51	3.41	4.77	3.73	5.07	4.07	5.38	4.39	5.69	4.66	5.96
85	3.17	4.57	3.50	4.87	3.89	5.23	4.33	5.65	4.80	6.11	5.25	6.55

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OPTION 4 – PERIOD CERTAIN ONLY
Monthly Income

	1.50%	4%
Years	Fixed	Variable
10	8.96	10.06
11	8.21	9.31
12	7.58	8.69
13	7.05	8.17
14	6.59	7.72
15	6.20	7.34
16	5.85	7.00
17	5.55	6.71
18	5.27	6.44
19	5.03	6.21
20	4.81	6.00
21	4.62	5.81
22	4.44	5.64
23	4.28	5.49
24	4.13	5.35
25	3.99	5.22
26	3.86	5.10
27	3.75	5.00
28	3.64	4.90
29	3.54	4.80
30	3.44	4.72

10-2221	29

Pacific Life & Annuity Company ● [700 Newport Center Drive ● Newport Beach, CA 92660]
INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
Investment Experience Reflected in Benefits
Variable Accumulation Before Annuity Date
Withdrawal Charges Waived in Specific Instances
Annuities Payable in Variable and Fixed Dollar Amounts
Death Benefit Proceeds Payable Before Annuity Date
Non-Participating